AGREEMENT FOR MANUFACTURE AND SALE OF GOODS

This sales agreement is made on 1 August, 2011, between Mobile Samples America (owned by Mobile Samples Worldwide), a corporation organized and existing under the laws of the State of Nevada with its production equipment located at 3375 W. Oquendo Rd., Las Vegas, Nevada (“seller”), and Empowered Products, Inc. a corporation organized and existing under the laws of the State of Nevada, with its principal office located at 3367 W. Oquendo Rd., Las Vegas, Nevada (“buyer”).

SECTION ONE.

MANUFACTURE AND SALE; DESCRIPTION

Seller agrees to manufacture and sell to buyer the following goods: A monthly minimum of 168,000 product sample packets of Gun Oil and PINK products (the “goods”) to the Buyer at a (discounted) fill cost of .035 cents per sample packet. The Seller will provide the manufacturing equipment, the machine operator, and administration of production. The Buyer will supply the Seller with the Gun Oil and PINK product fluids and foil sample materials to produce the sample packets.

SECTION TWO.

PAYMENT

Buyer agrees to pay for the goods as follows: $5,880 down within five days after execution of this agreement; and will continue to make payments no later than the 5th of each month at a minimum of $5,880 per month commitment.

SECTION THREE.

DELIVERY SCHEDULE

Seller shall commence to manufacture beginning August 1, 2011. Subject to the provisions of Section Five, seller will complete such manufacturing and make the goods available for inspection at seller’s plant. If buyer’s inspection discloses defects or adjustments, seller shall have a reasonable time to correct such defects and make such adjustments as are necessary. Buyer shall then have an opportunity to make a final inspection. Seller shall within five days of inspection cause the goods to be appropriately packaged and given to Buyer at their production warehouse 3355 W. Oquendo Rd., Las Vegas, Nevada, or to such other destination specified by buyer. Buyer shall pay all costs of shipment, including insurance on both seller’s and buyer’s respective interests.

SECTION FOUR.

EXCUSE FOR NONPERFORMANCE

Seller’s obligations under this agreement are accepted subject to strikes, labor troubles (including strikes or labor troubles affecting any suppliers of seller), floods, fires, acts of God, accidents, delays, shortage of cars, contingencies of transportation, and other causes of like or different character beyond the control of seller. Impossibility of performance by reason of any legislative, executive, or judicial act of any governmental authority shall excuse performance of or delay in performance of this agreement.

SECTION FIVE.

WARRANTIES AND LIMITATIONS

Seller warrants that the goods shall be delivered free of the rightful claim of any third person by way of patent infringement, and if buyer receives notice of any claim of such infringement, it shall, within 10 days, notify seller of such claim. If buyer fails to forward such notice to seller, it shall be deem to have released seller from this warranty as to such claim.

THERE ARE NO WARRANTIES OF MERCHANTABILITY AND NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE OF THIS AGREEMENT.

SECTION SIX.

ENTIRE AGREEMENT

The parties agree that this constitutes the entire agreement and there are no further items or provisions, either oral or otherwise. Buyer agrees that it has not relied upon any representations of seller as to prospective performance of the goods, but has relied upon its own inspection and investigation of the subject matter.

The parties have executed this agreement at Las Vegas, NV the day and year first above written.

SELLER	BUYER

/s/ Sherif Faress	/s/ Scott Fraser
Authorized Signature	Authorized Signature
Mobile Samples America	Empowered Products, Inc.

Sherif Faress, Secretary	Scott S. Fraser, President
/s/ Sherif Faress
Print Name and Title	Print Name and Title

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